UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2014

Sysco Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 20, 2014, the Board of Directors of Sysco Corporation (the “Company” or “Sysco”) elected Joel Grade as senior vice president-Finance and Chief Accounting Officer of the Company. Sysco first publicly announced Mr. Grade’s new position via press release on March 3, 2014. G. Mitch Elmer, the Company’s Senior Vice President, Controller and Chief Accounting Officer, will continue in his role, and Mr. Grade and Mr. Elmer currently share duties as principal accounting officer of the Company.

Mr. Grade, age 43, previously served as Sysco’s Senior Vice President, Foodservice Operations (North), a position to which he was appointed in May 2012. He began his career at Sysco as a Staff Auditor in 1996. He was promoted to Assistant Manager-Operations Review in 1999. He moved to Sysco Austin in 2000 as Controller, was promoted to Vice President-Finance and CFO of Sysco Chicago in 2002, and became Vice President-Finance and CFO of Sysco Canada in 2007. He was promoted to Vice President of Sysco Corporate and President of Sysco Canada in 2010, and he held that position until May 2012.

There is no arrangement or understanding with any person pursuant to which Mr. Grade was elected as senior vice president-Finance and Chief Accounting Officer. There are no family relationships between Mr. Grade and any director or executive officer of the Company, and he is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K. Mr. Grade does not have a written employment agreement. He receives an annual base salary commensurate with his duties and, as a participant in the Company’s annual incentive plan, is eligible for an annual bonus. Mr. Grade also is eligible to participate in the Company’s stock-based incentive plans and other benefit plans and arrangements available to Company officers and employees, as described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on October 3, 2013, as supplemented by additional soliciting material filed with the Commission on October 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: March 3, 2014	By:	/s/ Russell T. Libby
Russell T. Libby
Senior Vice President, General Counsel and Corporate Secretary